UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

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TICC Capital Corp. (the "Company") has filed with the Securities and Exchange Commission (the “SEC”), and disseminated to its stockholders, a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the Company's proposal to approve a new advisory agreement between the Company and TICC Management, LLC, to take effect upon a change of control of TICC Management, LLC, and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on October 27, 2015.

This Schedule 14A filing consists of a press release that was issued by the Company on October 7, 2015 and slides from a related presentation, which reflect content not previously filed with the SEC. The content of this presentation is available at:  http://WWW.TICCBSPAGREEMENT.COM, a website established by the Company that contains information regarding the above solicitation.

TICC ISSUES PRESENTATION OUTLINING KEY ISSUES WITH TPG BDC’S SELF-SERVING PROPOSAL

GREENWICH, CT – October 7, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") today issued a presentation entitled “Clear Choice: TICC’s Agreement with BSP is Far Superior to TPG BDC’s Self-Serving Proposal,” to provide the Company’s institutional stockholders with additional detail around the risks the proposal from TPG Specialty Lending, Inc. (“TSLX” or “TPG BDC”) poses to their TICC investment.

Key issues highlighted include:

•	TPG BDC’s proposal would enrich TPG and benefit TPG and TPG BDC's shareholders - not TICC stockholders
o	TPG BDC’s proposal would create ~$30 million[1] of revenue / profit per annum for TPG
o	Current TPG BDC shareholders would experience ~7% net asset value (“NAV”) accretion by acquiring TICC at a discount to NAV

•	TPG BDC’s offer and value of its consideration is highly uncertain
o	Market price premium offer is illusory given non-cash consideration in the form of TPG BDC shares
o	TPG BDC stock is expensive relative to current dividend levels – trading at a valuation multiple of 36% above the industry median but generating a de minimis dividend-to-NAV of 3% above the industry

•	TPG BDC’s discounted offer would cause real harm to TICC stockholders
o	TPG BDC’s $7.50 offer is a 13% discount to TICC’s NAV of $8.60[2] per share – they want to pay TICC stockholders $0.87 for $1.00; the offer will result in IMMEDIATE & PERMANENT dilution of ~15% to stockholder’s NAV
o	TICC stockholders will experience a significant reduction in annual per share distributions – from $1.16 stockholders currently receive to $0.67[3], a 42% decrease

The presentation can be found at www.ticcbspagreement.com.

Morgan Stanley & Co. LLC and Wachtell, Lipton, Rosen & Katz are advising the Special Committee.

About TICC Capital Corp. TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

1 Calculated using TPG BDC fee structure and run-rate 2Q’15 financials for both TICC and TPG BDC; fees could be higher or lower depending on actual performance

2 Represents the pro forma TPG BDC metrics using an exchange ratio of 0.43x (TPG BDC stock price close on 9/15/2015); assumes transaction expenses of 2.5% of assets; 6/30/15 TICC NAV

3 Under the TPG BDC proposal, the per share distribution would decrease by ~42% from $1.16 to $0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC shareholders on a pro forma basis

Participants in the Solicitation The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

_______________

TICC Contacts

Media: Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922

October 7, 2015 Clear Choice: TICC’s Agreement with BSP is Far Superior to TPG BDC’s Self-Serving Proposal

2 Additional Information and Where to Find It In connection with the approval of the proposed new investment advisory agreement with Benefit Street Partners L.L.C. (“BSP”), TICC Capital Corp. ("TICC", "TICC Capital", the "Company", "us", "we" or "our") has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement and the election of six directors nominated by the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT AND THE APPROVAL OF ITS DIRECTOR NOMINEES THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THESE MATTERS. The definitive proxy statement and other relevant materials in connection with the approval of these matters, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203- 983-5275). Participants in the Solicitation The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement and the election of six directors nominated by the Company. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith. Forward Looking Statements This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Clear Choice: TICC's Agreement with BSP is Far Superior to TPG BDC's Self-Serving Proposal

BSP Agreement is Best Outcome for TICC Shareholders	▪ BSP is a world class credit manager with a superior investment performance track record ▪ Showing commitment to shareholder value, TICC negotiated a 25% lower management fee with BSP ▪ **BSP supports \$50 to \$100 million tender offer or repurchase program for TICC shares; intends to fund any tender offer after the vote**
The Review Undertaken to Protect Your Interests	▪ TICC formed a Special Committee comprised solely of independent directors ▪ The Special Committee's financial interest is the same as yours – they are TICC Capital stockholders ▪ The Special Committee unanimously concluded that the BSP investment advisory agreement is in the best interests of all stockholders
TPG BDC's Proposal Would Enrich TPG, not TICC Shareholders	▪ TPG BDC's discounted offer for TICC is designed to create fees for their own investment advisor, TPG ▪ TPG BDC's proposal would create ~\$30 million [1] of revenue / profit per annum for TPG ▪ The value of those fees to TPG could be ~\$160 million [2]!
Current TPG BDC Shareholders Also Benefit at Your Expense	▪ Current TPG BDC shareholders would experience ~7% net asset value ("NAV") accretion by acquiring TICC at a discount to NAV ▪ Proposal would generate ~7% of net interest income accretion and distribution increase to current TPG BDC shareholders [3]
TPG BDC's Offer and Value of its Consideration is Highly Uncertain	▪ Market price premium offer is illusory given non-cash consideration in the form of TPG BDC shares ▪ TPG BDC stock is expensive relative to current dividend levels – trading at a valuation multiple of 36% above the industry median but generates a de minimis dividend-to-NAV of only 3% above the industry
TPG BDC's Discounted Offer Would Cause Real Harm to TICC Shareholders	▪ TPG BDC's \$7.50 offer is a 13% discount to TICC's NAV of \$8.60 [4] per share – they want to buy your \$1.00 for \$0.87; offer will result in IMMEDIATE & PERMANENT dilution of ~15% to your NAV ▪ You will experience a significant reduction in annual per share distributions – from \$1.16 you currently receive to \$0.67 [5], a 42% decrease

Notes

1 Calculated using TPG BDC fee structure and run-rate 2Q'15 financials for both TICC and TPG BDC; fees could be higher or lower depending on actual performance
2 Represents theoretical market value of the additional annual fees / profit to TPG, assumptions include: ~\$30 million annual revenue, no incremental manager costs, tax rate of 35%, and 8.6x multiple on net income
3 Assumes that TPG BDC distribution per share increases by the same amount as NII accretion (constant payout ratio). Pro forma impacts are based on 2016E consensus estimates and include the adjustment for adopting TPG BDC's management and incentive fee structure on a pro forma basis (TPG BDC fee structure and TICC asset base). Adjustments do not assume any additional expense savings, funding synergies or costs associated with the TPG BDC transaction
4 Represents the pro forma TPG BDC metrics using an exchange ratio of 0.43x (TPG BDC stock price close on 9/15/2015); assumes transaction expenses of 2.5% of assets; 6/30/15 TICC NAV
5 Under the TPG BDC proposal, the per share distribution would decrease by ~42% from \$1.16 to \$0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC shareholders on a pro forma basis

3

BSP Agreement is Best Outcome for TICC Shareholders

BSP is a World Class Manager

TICC Fees Will Decrease Under the BSP Agreement

BSP Committed to Supporting TICC Stock Price Through Tender Offer or Purchase Program

- ✓ BSP is a world class credit manager with over $10 billion in assets, **achieving superior investment performance** [(1)] at their existing private debt funds **while utilizing substantially less leverage** than the BDC industry average [(2)]
- ✓ **NO reduction** to TICC's current distribution [(3)] and **NO dilution** to TICC's NAV
- ✓ **Substantially lower** management fees and larger investment staff
- ✓ Superior loan origination capability: BSP committed to a more diversified and higher yielding portfolio over time for TICC
- ✓ BSP has spent more than 9 months in due diligence studying the TICC portfolio to find opportunities for increasing value
- ✓ BSP plans to attract meaningful institutional ownership into TICC's shareholder base
- ✓ **BSP supports $50 to $100 million tender offer or repurchase program** for TICC shares; intends to fund any tender offer after the vote at price of ~0.9x NAV [(4)]

Notes

1 Returns referenced are for BSP's three private debt flagship funds and do not account for returns of certain clients BSP has determined are not managed in a substantially similar manner to its three private debt flagship funds; past performance is not a guarantee of future results – any investment entails a risk of loss

2 Source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015

3 Under the TPG BDC proposal, the per share distribution would decrease by ~42% from $1.16 to $0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC shareholders on a pro forma basis

4 Appropriate minimum tender offer price would be no less than the current average price to net asset value ratio for large-cap BDCs (which is approximately 90% today); source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015

4

The Review Undertaken to Protect Your Interests

- The original BSP investment advisory agreement was reviewed and approved by the TICC Capital Board of Directors
- When NexPoint submitted a competing proposal to become TICC Capital's investment advisor, **TICC formed a Special Committee comprised solely of independent directors with no stake in TICC Management to review the NexPoint proposal; the Special Committee also thoroughly reviewed the TPG BDC offer to buy TICC Capital**
- The members of **the Special Committee receive NO payments** as a result of BSP's agreement to acquire TICC Management; they are independent directors
- In fact, **the Special Committee's financial interest is the same as yours**: all three Special Committee members are TICC Capital stockholders who will benefit ONLY from making the best decision for all stockholders
- The Special Committee thoroughly considered the NexPoint and TPG BDC proposals, engaging with both entities and soliciting more information and is assisted by independent legal counsel at Wachtell, Lipton, Rosen & Katz and financial advisors at Morgan Stanley & Co. LLC
- **The Special Committee unanimously concluded that the BSP investment advisory agreement is in the best interests of all stockholders**

TI
CC

5

TPG BDC's Proposal Would Enrich TPG, not TICC Shareholders

Proposal is Self-Motivated – by TPG BDC's Investment Advisor, TPG

- TPG BDC's discounted NAV offer for TICC isn't motivated by wealth creation for TICC shareholders; rather **their proposal is designed to create fees for their own investment advisor, TPG** – at the expense of TICC shareholders who would be harmed
  - TPG BDC's CEOs and executives are employees of, and compensated by, the investment advisor, TPG – **enriching themselves at your expense**
- TPG BDC has a shareholder unfriendly "catch-up" provision and low fixed hurdle rate of only 6%
  - **If TPG BDC adopted TICC's proposed fee structure under the BSP agreement, TPG BDC shareholders would save ~$8 million in annual incentive fees(1) representing a ~8% increase in distributions per share(1)**
- **TPG BDC's proposal creates ~$30 million(2) of revenue / profit per annum for their investment advisor, TPG** – NOT TICC shareholders
  - TPG incurs no additional costs yet **creates significant wealth for themselves**
- **The value of those fees to TPG could be ~$160 million(3)!**
- TPG BDC is also asking you to pay for all expenses associated with their campaign against the BSP proposal!

Source Wall Street Research
Notes
1 Calculated assuming a 6.65% hurdle rate with no catch-up provision using 2Q'15 financials for TPG BDC (assumes a constant payout ratio)
2 Calculated using TPG BDC fee structure and run-rate 2Q'15 financials for both TICC and TPG BDC; fees could be higher or lower depending on actual performance
3 Represents theoretical market value of the additional annual fees / profit to TPG, assumptions include: ~$30 million annual revenue, no incremental manager costs, tax rate of 35%, and 8.6x multiple on net income

TICC

6

7 Current TPG BDC Shareholders Also Benefit at Your Expense Notes 1 As of 6/30/2015, per Company filings 2 Represents the pro forma TPG BDC metrics using an exchange ratio of 0.43x (TPG BDC stock price close on 9/15/2015); assumes transaction expenses of 2.5% of assets 3 Source: SNL Financial; estimates per FactSet 2016 consensus means 4 Pro forma impacts are based on 2016E consensus estimates and include the adjustment for adopting TPG BDC¡¦s management and incentive fee structure on a pro forma basis (TPG BDC fee structure and TICC asset base). Adjustments do not assume any additional expense savings, funding synergies or costs associated with the TPG BDC transaction 5 Assumes that TPG BDC distribution per share increases by the same amount as NII accretion (constant payout ratio) 17% Dividend Yield „X TPG BDC SHAREHOLDERS ARE REWARDED AT YOUR EXPENSE: while you experience NAV dilution, TPG BDC shareholders experience ~7% NAV accretion (2) „X They get to acquire your assets at a 13% discount to most recently determined NAV! That¡¦s a $66 million discount that benefits TPG BDC shareholders only „X While the proposal is dilutive to your net interest income, it is ~7% accretive to TPG BDC shareholder¡¦s net interest income (3) „X As a result, TPG BDC shareholders could expect a per share distribution increase of ~7%, at the expense of TICC shareholders who will suffer a significant decrease in per share distributions (5) (2) $15.84 $17.01 $15.00 $15.50 $16.00 $16.50 $17.00 $17.50 Current Pro Forma TPG BDC ($/Share) Accretion to TPG BDC Shareholder NAV (1) 7% Accretion (4) $1.68 $1.79 $1.65 $1.70 $1.75 $1.80 $1.85 Current NII Pro Forma TPG BDC NII ($/Share) Accretion to TPG BDC Shareholder NII & Distributions (3) 17% Dividend Yield 7% Accretion Distribution per Share ($) (5) $1.56 $1.66

8 TPG BDC¡¦s Offer and Value of its Consideration is Highly Uncertain (x) Price / NAV Since TPG BDC IPO (3) (%) Source: SNL Financial Notes 1 Distribution rate defined as dividend relative to net asset value 2 Represents BDCs that went public before 1/1/2007; includes ACAS, AINV, ARCC, BKCC, CSWC, EQS, GAIN, GLAD, HTGC, KCAP, MVC, OHAI, PNNT, PSEC, RAND, SAR, TAXI, TCAP and TINY 3 Market data as of October 6, 2015 closing and financial information as of 6/30/2015 4 Includes externally-managed BDCs and is based on medians. Peer group includes ABDC, AINV, ARCC, BKCC, CMFN, CPTA, FDUS, FSC, FSIC, FULL, GAIN, GARS, GBDC, GLAD, GSBD, HCAP, HRZN, MCC, MRCC, MVC, NMFC, OFS, OHAI, PNNT, PSEC, SAR, SCM, SLRC, TCPC, TCRD, TICC, TPVG and WHF Distribution-to-NAV Ratio (3) „X TPG BDC distribution rate (1), which is in-line with peers, doesn¡¦t support its current premium valuation „X TPG BDC trades at a valuation multiple of 36% above the industry median, but generates a de minimis dividend-to-NAV of only 3% above the industry median „X TPG BDC has traded as high as 1.5x NAV: not only is their proposal for TICC grossly inadequate, but they are attempting to use stock with questionable value as the form of consideration to pay you with „X Additionally, TICC has traded at a 5-year average Price / NAV of 0.99x versus other pre-2007 BDCs (2) of 0.88x, demonstrating the prudent management approach of TICC¡¦s investment advisor TPG BDC Stock is Expensive Relative to Current Distribution Levels Uncertain Consideration Value Highlights Illusory Market Price ¡§Premium¡¨ Offer 9.8% 9.5% 0.0 3.0 6.0 9.0 12.0 TPG BDC Peers(4) Peers (4) 0.70 1.00 1.30 1.60 Mar-14 Sep-14 Apr-15 Oct-15 TPG BDC 1.06x 0.78x TPG BDC Max: 1.54x TPG BDC Avg. Peers Avg. (4) TPG BDC Avg. = 1.14x Peer Avg. = 0.91x

9 TPG BDC¡¦s Offer = IMMEDIATE & PERMANENT Dilution „X TPG BDC¡¦s $7.50 offer is a 13% discount to TICC¡¦s most recently determined NAV (1) resulting in IMMEDIATE AND PERMANENT ~15% dilution to your NAV (2) „X As a BDC, TICC marks its entire portfolio to fair market value every quarter. Why would we sell our assets to TPG BDC at a discount to NAV? „X TICC shareholders would experience a significant decrease in per share distributions based on TPG BDC¡¦s proposal: your annual per share distribution would decrease from $1.16 to $0.67! (3) That¡¦s a 42% decrease „X Contrary to TPG BDC claims, we believe our current distribution rate is sustainable: by law we must pay out 90% of taxable income to maintain favorable tax status „X When taxable income exceeds GAAP income, it¡¦s natural that our distribution could be greater than GAAP income in certain periods (4) Notes 1 As of 6/30/2015, per Company filings 2 Represents the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC shareholders on a pro forma basis; assumes transaction expenses of 2.5% of assets 3 Under the TPG BDC proposal, the per share distribution would decrease by ~42% from $1.16 to $0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC shareholders on a pro forma basis 4 A portion of TICC's 2015 distributions are expected to include a return of capital for tax purposes (2) $8.60 $7.35 $7.00 $7.50 $8.00 $8.50 $9.00 Current As Adjusted with TPG BDC ($/Share) Dilution to TICC NAV From TPG BDC Proposal (1) (15)% Dilution (2) $1.16 $0.67 $0.25 $0.50 $0.75 $1.00 $1.25 Current As Adjusted with TPG BDC ($/Share) Dilution to TICC Distribution From TPG BDC Proposal (1) (42)% 17% Dilution Distribution Rate 9% Distribution Rate

10 „X THROW AWAY ANY GOLD OR BLUE CARDS YOU RECEIVE FROM TPG BDC OR NEXPOINT „X WE URGE YOU TO VOTE THE WHITE CARD TODAY! OR GO TO WWW.TICCBSPAGREEMENT.COM FOR ONLINE VOTING INSTRUCTIONS „X YOUR VOTE IS IMPORTANT o No matter how many shares of TICC's common stock you own, please vote your WHITE proxy today, to ensure that your instructions are received in a timely manner o We urge you to vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and mailing your card in the enclosed envelope o If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, they can only vote your shares upon receipt of your specific instructions „X If you have any questions or require any additional information concerning the TICC Capital Corp. Special Meeting, please contact our proxy solicitor, Okapi Partners: o Address: Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022 o Banks and Brokerage Firms, Please Call: (212) 297-0720 o Stockholders and All Others Call Toll-Free: (877) 566-1922 o Email: info@okapipartners.com Voting Instructions